Exhibit 99.1

FAIRWAY GROUP HOLDINGS CORP. REPORTS SECOND QUARTER RESULTS

NEW YORK — November 6, 2014 — Fairway Group Holdings Corp. (“Fairway”) (NASDAQ: FWM), the parent company of Fairway Market, today announced financial results for its fiscal 2015 second quarter ended September 28, 2014.

•	Net sales increased 5.9% to $194.0 million
•	Adjusted EBITDA was $6.7 million

Jack Murphy, Fairway’s new CEO commented, “I am very excited to lead Fairway, an iconic retailer known for its longstanding and unwavering commitment to providing a huge selection of high quality foods at great values to its millions of customers, and a company I have admired for many years.  We have a unique platform and over 4,000 team members who are committed to providing great service to our customers.  I believe Fairway has an exciting growth opportunity and I look forward to working with the entire Fairway team.”  Mr. Murphy joined Fairway on September 16, 2014.

Co-President and Chief Financial Officer Ed Arditte added, “With regard to our second quarter, we had a challenging July and August but improved our performance in September.  Under Jack’s leadership, we continue to focus on a number of key areas to improve our results as we move forward.”

Company Strengthens Management Team

During the second quarter the Company named Jack Murphy as its Chief Executive Officer.  Mr. Murphy co-founded Fresh Fields, Inc., a price-conscious natural foods supermarket chain, which grew to 24 stores before it was acquired by Whole Foods, Inc. in 1997.   Prior to joining Fairway, Mr. Murphy was the CEO at Earth Fare, Inc., an organics and natural grocer with locations in the Southeast and Midwest, where he led a  turnaround and grew the store base from 10 to 33 locations, with an additional 10 stores in the pipeline.  Mr. Murphy has significant experience leading and building specialty food retailers and has successfully implemented business strategies to grow unique and highly differentiated brands.

Dorothy Carlow has also joined the Fairway team as Chief Merchandising Officer.  She will lead the Company’s merchandising team and oversee all buying and sales strategies.   Prior to joining Fairway, Ms. Carlow was the Chief Merchandising Officer at Earth Fare overseeing all activities related to purchasing, merchandising, marketing, store design and transportation and logistics.  Ms. Carlow has a history of success in designing and implementing business plans and initiatives instrumental in delivering improvements in sales growth, efficiency, and profitability gains.

Operating Results for the Second Quarter of Fiscal 2015

For the second quarter of fiscal 2015, net sales increased $10.8 million, or 5.9%, to $194.0 million from $183.2 million in the second quarter of fiscal 2014.  Net sales growth in the quarter was attributable to the three new stores that were opened subsequent to the first quarter of fiscal 2014.  The sales growth in the quarter was partially offset by negative same store sales.

Same store sales declined 3.9% in the quarter compared to the second quarter of fiscal 2014.  On a quarter sequential basis, the decrease in the same store sales from negative 1.7% in the first quarter of fiscal 2015 to negative 3.9% in the second quarter of fiscal 2015 is primarily due to the full quarter impact of lost sales at our Red Hook, Brooklyn (“Red Hook”) location as a result of a competitive opening.  The Red Hook store was closed for eighteen weeks beginning on October 29, 2012, due to damage sustained from Hurricane Sandy, and re-opened on March 1, 2013.

Due to the timing of the Red Hook re-opening, it was not included in the same store sales base for the first nine weeks of the first quarter of fiscal 2015.  Same store sales in the first quarter of fiscal 2015 also had an approximate 100 basis point benefit due to the timing of the Easter/Passover holidays, which occurred in the first quarter of fiscal 2015 but did not occur in the first quarter of fiscal 2014.  Customer transactions in our comparable stores decreased by 3.0% and the average transaction size at our comparable stores decreased by 0.9% compared to the second quarter of fiscal 2014.

Adjusted EBITDA was $6.7 million for the second quarter of fiscal 2015 compared to $10.6 million in the second quarter of fiscal 2014.  The Adjusted EBITDA margin was 3.4% in the quarter compared to 5.8% during the same period of the prior year.  Adjusted EBITDA in the quarter was negatively impacted by lower gross margins due to a decline in merchandise margins and higher occupancy costs,  an increase in central services and  lower contribution from Red Hook due to competitive pressures, partially offset by accelerated recognition of a deferred discount resulting from the early termination of a vendor contract due to vendor non-performance.  See the discussion under “Supplemental Non-GAAP Financial Disclosure” below for an explanation of Adjusted EBITDA.

The following table sets forth a reconciliation to Adjusted EBITDA from Net Loss:

Adjusted EBITDA Reconciliation

[Table]

	Thirteen Weeks Ended
	September 28,		September 29,
	2014		2013
		% of		% of
		Net Sales		Net Sales
	(dollars in thousands)
Net loss	$(17,235)	(8.9)%	$(12,224)	(6.7)%
Professional services (a)	815	0.4	800	0.4
Severance (b)	869	0.4	249	0.1
Non-operating expenses (c)	31	—	347	0.2
Interest expense, net(d)	4,833	2.5	4,999	2.7
Income tax provision	940	0.5	804	0.4
Store depreciation and amortization	6,218	3.2	5,517	3.0
Corporate depreciation and amortization	981	0.5	1,054	0.6
Equity compensation charge	4,155	2.1	2,769	1.5
Store opening costs	2,676	1.4	3,911	2.1
Production center start-up costs	1,741	0.9	1,343	0.7
Pre-opening advertising costs	639	0.3	1,029	0.6
Adjusted EBITDA	$6,663	3.4%	$10,598	5.8%

(a)

Consists of charges that were incurred and associated with discrete and different events that do not relate to and are not indicative of our core on-going operations, primarily related to (i) litigation with respect to a lease and professional services related to the establishment of our new production center in the thirteen weeks ended September 29, 2013, and (ii) our organizational realignment and the purported stockholder class action litigation in the thirteen weeks ended September 28, 2014.

(b)	Represents severance charges related to our organizational realignment.

(c)

Consists of charges that were incurred and associated with discrete and different events that do not relate to and are not indicative of our core on-going operations not related to professional services.

(d)	Includes amortization of deferred financing costs and original issue discount. See note 5 to our financial statements in Item 1 above.

Other Operating Items

Gross profit for the second quarter was $59.3 million compared to $59.4 million in the same period of the prior year.  The gross margin declined approximately 180 basis points to 30.6% from 32.4% in the prior year.   Approximately 130 basis points of the gross margin decline was attributable to lower merchandise margins primarily due to higher shrink, cost inflation in certain perishable departments, which for competitive reasons we were not able to fully pass on, targeted price reductions across our store system and store mix.  The gross margin was also adversely affected by a 50 basis point increase in occupancy costs due to increases in rent at several existing locations and higher occupancy costs, as a percentage of sales, at new locations.

Gross profit in the second quarter of fiscal 2015 included a $1.2 million benefit due to the accelerated recognition of a deferred discount resulting from the early termination of the related vendor contract due to vendor non-performance.  Excluding the effect of this discount, gross profit for the second quarter was $58.1 million and the gross margin was 29.9%.

General and administrative expenses were $17.7 million for the second quarter of fiscal 2015, an increase of $2.7 million, or 17.7%, from $15.1 million for the second quarter of fiscal 2014. The increase in general and administrative expenses is primarily attributable to a $4.2 million equity compensation charge, a $0.9 million severance expense and a $0.8 million professional services expense in the second quarter of fiscal 2015, increases of $2.0 million, collectively, from the second quarter of fiscal 2014.  The increase in general and administrative expenses was partially offset by lower pre-opening advertising costs and non-operating expenses in the second quarter of fiscal 2015 of $0.7 million, collectively, compared to the second quarter of fiscal 2014.  The Central Services component of general and administrative expenses increased $1.4 million in the second quarter of fiscal 2015 compared to the same period in the prior year.

Store expenses, excluding depreciation and amortization, were $42.4 million in the second quarter of fiscal 2015, an increase of $2.5 million, or 6.1%, from $40.0 million in the second quarter of fiscal 2014.   Store expenses were 21.9% of sales in the second quarter of fiscal 2015 compared to 21.8% in the second quarter of fiscal 2014.  The increase in store expenses, as a percentage of sales, is primarily due to higher expenses at the three new stores which opened subsequent to June 30, 2013.  For stores open for the full quarter in both periods, store expenses, as a percentage of sales, were 21.1% in fiscal 2015 compared to 21.5% in fiscal 2014 due to improved labor efficiency and enhanced cost discipline.

The following table sets forth a reconciliation to Central Services from General and Administrative expenses:

Central Services Reconciliation

	Thirteen Weeks Ended
	September 28,		September 29,
	2014		2013
		% of		% of
		Net Sales		Net Sales
	(dollars in thousands)
General and administrative expenses	$17,727	9.1%	$15,067	8.2%

Professional services	(815)	(0.4)	(800)	(0.4)
Severance	(869)	(0.4)	(249)	(0.1)
Non-operating expenses	(31)	—	(347)	(0.2)
Corporate depreciation and amortization	(981)	(0.5)	(1,054)	(0.6)
Equity compensation charge	(4,155)	(2.1)	(2,769)	(1.5)
Pre-opening advertising costs	(639)	(0.3)	(1,029)	(0.6)
Central services	$10,237	5.3%	$8,819	4.8%

Store opening costs were $2.7 million for the second quarter of fiscal 2015, a decrease of $1.2 million from $3.9 million for the second quarter of fiscal 2014.  Approximately $1.2 million and $0.6 million of store opening costs for the second quarter of fiscal 2015 and the second quarter of fiscal 2014, respectively, did not require the expenditure of cash in the period, primarily due to deferred rent.

Start-up costs for the new production center in the Hunts Point area of the Bronx were $1.7 million for the second quarter of fiscal 2015, an increase of $0.4 million from $1.3 million for the second quarter of fiscal 2014.  Approximately $0.1 million and $0.4 million of these costs for the second quarter of fiscal 2015 and the second quarter of fiscal 2014, respectively, did not require the expenditure of cash in the period, primarily due to deferred rent.

During the second quarter of 2015, the Company recorded an income tax provision of approximately $0.9 million versus an income tax provision of $0.8 million in the second quarter of 2014.  The income tax provision was recorded despite incurring a pre-tax loss because the Company does not record any income tax benefit related to the operating losses but recognizes income tax expense related to indefinite-lived intangibles assets.

The net loss in the quarter was $17.2 million, compared to a net loss of $12.2 million in the second quarter of the prior fiscal year.  The increase in the net loss was primarily attributable to lower gross margins, increases in direct store expenses, equity compensation expense, severance expense and production center start-up costs.  See the discussion under “Supplemental Non-GAAP Disclosure” below for an explanation of adjusted net loss.

The following table sets forth a reconciliation to Adjusted Net Loss from Net Loss:

Net Loss Reconciliation

	Thirteen Weeks Ended
	September 28,		September 29,
	2014		2013
		% of		% of
		Net Sales		Net Sales
	(dollars in thousands)
Net loss	$(17,235)	(8.9)%	$(12,224)	(6.7)%

Professional services	815	0.4	800	0.4
Severance	869	0.4	249	0.1
Non-operating expenses	31	—	347	0.2
Non-cash interest	1,279	0.7	1,267	0.7
Equity compensation charge	4,155	2.1	2,769	1.5
Income tax provision	940	0.5	804	0.4
Adjusted net loss	$(9,146)	(4.7)%	$(5,988)	(3.3)%

Other Items

•	The Company ended the quarter with approximately $49.3 million of liquidity, which included $37.4 million of cash and $11.9 million in borrowing capacity under the senior credit facility.

Supplemental Non-GAAP Disclosure

This press release presents Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Adjusted EBITDA is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the business than GAAP measures can provide alone. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, store opening costs (including pre-opening advertising costs), production center start-up costs, gain on insurance recovery, foundation funding, loss on early extinguishment of debt, financing transaction expenses and bonuses,  IPO related expenses, non-operating expenses, equity compensation expenses, severance-related expenses  and management fees.

This press release presents Central Services, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Central Services is a useful performance measure and is used to facilitate an evaluation of infrastructure investments without distortions that may result from general and administrative expenses that do not directly relate to the operations of the business.  The Company defines Central Services as general and administrative expenses less: depreciation and amortization related to general and administrative activities, management fees, financing transaction expenses, pre-opening advertising costs, equity compensation expenses, severance-related expenses and non-operating items.

This press release presents adjusted net loss, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that adjusted net loss is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period without distortions that may result from one-time items and non-cash charges. The Company defines adjusted net loss as net loss plus any transaction expenses, expenses that did not continue after the IPO and one-time charges, non-operating expenses and non-cash charges that may distort period comparisons.

Conference Call Information

Fairway will host a conference call today, November 6, 2014 at 4:30pm ET. The call will be hosted by Jack Murphy, Chief Executive Officer and Edward Arditte, Co-President and Chief Financial Officer and will be broadcasted live over the Internet and accessible through the Investor Relations section of the Company’s website at www.fairwaymarket.com. The webcast will also be archived online for a short period thereafter.  In addition, listeners may dial (877) 353-0039 to access the live call.  A telephonic playback will be available after the call through Thursday, November 20, 2014. Participants can dial (855) 859-2056 to hear the playback and enter the conference passcode 21939969.

About Fairway Market

Fairway Market is a growth-oriented food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results. Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to improve same store sales; our ability to maintain or improve our operating margins; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; our ability to achieve the anticipated benefits of our centralized production facility; our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new and existing stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; the geographic concentration of our stores; our history of net losses; ordering errors or product supply disruptions in the delivery of perishable products; restrictions on our use of the Fairway name other than on the East Coast and in California and certain parts of Michigan and Ohio; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the fiscal year ended March 30, 2014, and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact

Fairway Group Holdings Corp.

Nicholas Gutierrez

Director of Finance & Investor Relations

(646) 616-8103

nicholas.gutierrez@fairwaymarket.com

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheet (In thousands, except per share amounts)

	(Unaudited)
	September 28,	March 30,
	2014	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$37,407	$58,800
Accounts receivable, net	8,461	5,536
Merchandise inventories	29,304	28,061
Income tax receivable	890	894
Prepaid rent	820	892
Deferred financing fees	1,748	1,751
Prepaid expenses and other	2,417	2,701
Total current assets	81,047	98,635
PROPERTY AND EQUIPMENT, NET	155,503	144,529
GOODWILL	95,412	95,412
INTANGIBLE ASSETS, NET	25,288	25,435
OTHER ASSETS	14,569	16,333
Total assets	$371,819	$380,344
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2,750	$2,750
Accounts payable	37,161	33,971
Accrued expenses and other	21,268	20,455
Total current liabilities	61,179	57,176
NONCURRENT LIABILITIES
Long-term debt, net of current maturities	254,021	253,717
Deferred income taxes	26,453	24,574
Other long-term liabilities	38,800	33,334
Total liabilities	380,453	368,801
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ (DEFICIT) EQUITY
Class A common stock, $0.00001 par value per share, 150,000 shares authorized, 29,237 and 29,108 shares issued at September 28, 2014 and March 30, 2014, respectively	—	—
Class B common stock, $0.001 par value per share, 31,000 shares authorized, 14,225 shares issued and outstanding at September 28, 2014 and March 30, 2014	14	14
Treasury stock at cost, 3 shares at September 28, 2014 and March 30, 2014	—	—
Additional paid-in capital	376,635	369,883
Accumulated deficit	(385,283)	(358,354)
Total stockholders’ (deficit) equity	(8,634)	11,543
Total liabilities and stockholders’ (deficit) equity	$371,819	$380,344

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013

Net sales	$193,979	$183,215	$392,247	$369,993
Cost of sales and occupancy costs (exclusive of depreciation and amortization)	134,676	123,845	271,548	249,223
Gross profit	59,303	59,370	120,699	120,770

Direct store expenses	48,621	45,470	95,578	89,602
General and administrative expenses	17,727	15,067	33,022	49,009
Store opening costs	2,676	3,911	4,362	6,897
Production center start-up costs	1,741	1,343	3,170	1,841
Loss from operations	(11,462)	(6,421)	(15,433)	(26,579)

Interest expense, net	(4,833)	(4,999)	(9,611)	(10,384)
Loss before income taxes	(16,295)	(11,420)	(25,044)	(36,963)

Income tax provision	(940)	(804)	(1,885)	(3,207)
Net loss	(17,235)	(12,224)	(26,929)	(40,170)

Preferred stock dividends	—	—	—	(44,130)
Net loss attributable to common stockholders	$(17,235)	$(12,224)	$(26,929)	$(84,300)

Basic and diluted loss per common share	$(0.40)	$(0.30)	$(0.62)	$(2.23)
Weighted average common shares outstanding	43,415	41,249	43,386	37,723

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	September 28,	September 29,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(26,929)	$(40,170)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	1,879	3,091
Deferred rent	5,510	3,979
Depreciation and amortization of property and equipment	13,949	12,656
Amortization of intangibles	147	147
Amortization of discount on term loans	1,679	1,606
Amortization of deferred financing fees	876	860
Amortization of prepaid rent	159	159
Stock compensation expense	7,012	4,824
Changes in operating assets and liabilities:
Accounts receivable	(2,925)	(2,647)
Merchandise inventories	(1,243)	(842)
Insurance claims receivable	—	3,884
Prepaid expense and other	361	994
Other assets	987	507
Accounts payable	3,190	552
Accrued expenses and other	1,581	(2,925)
Other long-term liabilities	(1,068)	109
Net cash provided by (used in) operating activities	5,165	(13,216)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(24,923)	(26,465)
Net cash used in investing activities	(24,923)	(26,465)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(1,375)	(1,375)
Cash settlement of vested equity awards	(260)	—
Proceeds from shares issued in initial public offering, net	—	158,821
Cash dividends paid on preferred stock	—	(76,818)
Issuance costs from debt re-pricing	—	(3,868)
Net cash (used in) provided by financing activities	(1,635)	76,760

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(21,393)	37,079
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	58,800	21,723
CASH AND CASH EQUIVALENTS, END OF PERIOD	$37,407	$58,802
Cash paid during the period for:
Interest	$7,469	$7,722
Income taxes	$2	$2